Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are stockholders, direct or beneficial, of PLX Technology, Inc., a Delaware corporation (the “Company”);

WHEREAS, Potomac Capital Partners II, L.P., a Delaware limited partnership (the “Partnership”), Potomac Capital Management II, L.L.C., a Delaware limited liability company, Potomac Capital Partners III, L.P., a Delaware limited partnership, Potomac Capital Management III, L.L.C., a Delaware limited liability company, Potomac Capital Partners L.P., a Delaware limited partnership, Potomac Capital Management, L.L.C., a New York limited liability company, Paul J. Solit, Eric Singer, Martin Colombatto, Steve Domenik, Mark Schwartz and Art Swift wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2013 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2013 Annual Meeting”) and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 6th day of March 2013 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.  The Partnership or its representative shall provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least 24 hours prior to the filing or submission thereof.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2013 Annual Meeting, (ii) taking such other actions as the parties deem advisable, and (iii) taking all other action necessary or advisable to achieve the foregoing.

4.           The Partnership shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses.

5.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by the Partnership, or its representatives, which approval shall not be unreasonably withheld.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 4 and Section 8 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties.  Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and the Partnership and its affiliates relating to their investment in the Company.

11.           The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

12.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

Dated: March 6, 2013	POTOMAC CAPITAL PARTNERS II, L.P.

	By:	Potomac Capital Management II, L.L.C.
General Partner

	By:	/s/ Paul J. Solit
	Name:	Paul J. Solit
	Title:	Co-Managing Member

POTOMAC CAPITAL MANAGEMENT II, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

POTOMAC CAPITAL PARTNERS III, L.P.

By:	Potomac Capital Management III, L.L.C.
General Partner

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

POTOMAC CAPITAL MANAGEMENT III, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Co-Managing Member

POTOMAC CAPITAL PARTNERS L.P.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

POTOMAC CAPITAL MANAGEMENT, L.L.C.

By:	/s/ Paul J. Solit
Name:	Paul J. Solit
Title:	Managing Member

/s/ Paul J. Solit
PAUL J. SOLIT

/s/ Eric Singer
ERIC SINGER

/s/ Martin Colombatto
MARTIN COLOMBATTO

/s/ Steve Domenik
STEVE DOMENIK

/s/ Mark Schwartz
MARK SCHWARTZ

/s/ Arthur L. Swift
ARTHUR L. SWIFT